                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                EMC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                          [EMC/2/ LOGO APPEARS HERE]

                                                                 March 19, 1999

Dear Stockholder:

  We cordially invite you to attend our 1999 Annual Meeting, which will be held on Wednesday, May 5, 1999, at 10:00 a.m. at the Company's facility at 50 Constitution Boulevard, Franklin, Massachusetts. A map with directions to the meeting is on the back cover page of the attached Proxy Statement.

  At this meeting you are being asked to elect three Class III members to the Board of Directors for a three-year term and to approve an increase in the number of shares of authorized common stock of the Company, the addition of 8,500,000 shares of common stock to the 1993 Stock Option Plan and the addition of 2,200,000 shares of common stock to the 1989 Employee Stock Purchase Plan.

  Your Board of Directors recommends that you vote in favor of each of these proposals. You should read with care the Proxy Statement, which contains detailed information about these proposals.

  Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your proxy card promptly in the enclosed postage-paid envelope. If you elected to access the 1999 Proxy Statement and Annual Report on Form 10-K for 1998 electronically, you will not be receiving a proxy card and must vote electronically. The fact that you have returned your proxy in advance will assure representation of your shares but will in no way affect your right to vote in person should you attend the meeting.

  Following completion of the scheduled business, we will report on the Company's operations and plans and answer questions from the floor. We hope that you will be able to join us on May 5th.

                                         Very truly yours,


                                          /s/ Richard J. Egan
                                          RICHARD J. EGAN
                                          Chairman of the Board

                            YOUR VOTE IS IMPORTANT

    In order to assure representation of your shares at the meeting, please complete, sign and return the enclosed proxy card or vote electronically or by telephone. See Voting Electronically or by Telephone on page 2 in the Proxy Statement for details regarding the options available to you.

                                EMC CORPORATION

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1999

To the Stockholders:

  Notice is hereby given that the Annual Meeting of Stockholders of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), will be held at the Company's facility at 50 Constitution Boulevard, Franklin, Massachusetts, on Wednesday, May 5, 1999, at 10:00 a.m. for the following purposes:

  1. To elect three members to the Board of Directors to serve for a three-year term as Class III Directors.

  2. To amend the Company's Articles of Organization to increase the number of shares of authorized common stock, $.01 par value, to 3,000,000,000 shares from the current authorization of 750,000,000 shares.

  3. To amend the Company's 1993 Stock Option Plan to increase the number of shares available for grant under such plan by 8,500,000 shares.

  4. To amend the Company's 1989 Employee Stock Purchase Plan to increase the number of shares available for grant under such plan by 2,200,000 shares.

  5. To transact any and all other business that may properly come before the meeting or any adjournments thereof.

  All stockholders of record at the close of business on March 8, 1999 are entitled to notice of and to vote at this meeting and any adjournments thereof.

  Stockholders are requested to sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you elected to access the 1999 Proxy Statement and Annual Report on Form 10-K for 1998 electronically, you will not be receiving a proxy card and must vote electronically. For those who did not elect to receive such documents electronically, you may also be eligible to vote electronically or by telephone. Please see Voting Electronically or by Telephone on page 2 in the Proxy Statement for instructions.

  EMC's Annual Report on Form 10-K for 1998 is enclosed herewith.

                                     By order of the Board of Directors


                                             THOMAS J. DOUGHERTY, Clerk

March 19, 1999

                                EMC CORPORATION

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), for the Annual Meeting of Stockholders of EMC (the "Annual Meeting") to be held on May 5, 1999, and any adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of Stockholders (the "Notice of Annual Meeting"). EMC was incorporated in 1979, and its principal executive offices are located at 35 Parkwood Drive, Hopkinton, Massachusetts 01748. This Proxy Statement, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the accompanying proxy card are first being distributed to stockholders on or about March 19, 1999.

  All share and per share amounts of the common stock, $.01 par value (the "Common Stock"), of the Company noted in this Proxy Statement have been adjusted for all stock splits effected through the date hereof. However, none of the share-related data in this Proxy Statement has been adjusted for the proposed stock split described in Proposal 2 below.

Voting Rights and Solicitation of Proxies

  As of March 8, 1999, EMC had outstanding                     shares of
Common Stock. The Common Stock is the only type of security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on March 8, 1999 to one vote on each of the matters to be voted upon at the meeting.

  The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by EMC. In addition to the solicitation of proxies by use of the mails, EMC may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally or by mail, telephone or electronic means from brokerage houses and other stockholders. The Company has also retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee of $10,000 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by the Company.

  If the enclosed form of proxy is properly signed and returned or a proxy is voted electronically or by telephone, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted in favor of electing as Class III Directors, the three persons listed as nominees under "Election of Directors" below to serve until their successors are elected and qualified and in favor of each of the additional items set forth in the Notice of Annual Meeting. Should any person so named be unable or unwilling to serve as director, the persons named in the enclosed form of proxy intend to vote for such other person as management may recommend. Any stockholder has the right to revoke his or her proxy at any time before it is voted by attending the meeting and voting in person or filing with the Clerk of the Company either a written instrument revoking the proxy or another newly executed proxy bearing a later date.

  An automated system administered by the Company's transfer agent tabulates all votes cast at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. If a quorum is present, the three nominees who receive the greatest number of votes properly cast will be elected as Class III Directors. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors. The effect of an abstention or a broker non-vote will be the same as a vote against adoption of Proposal 2. A broker non-vote will have no effect upon the outcome of voting on Proposals 3 or 4. However, an abstention will have the same effect as a vote against Proposals 3 and 4.

Voting Electronically or by Telephone

  If your shares are registered in the name of a bank or brokerage firm and you have elected to access the 1999 Proxy Statement and Annual Report on Form 10-K for 1998 electronically, you will not be receiving a proxy card and must vote electronically. If you have not elected to access such documents electronically, you may be eligible to vote electronically or by telephone. A large number of banks and brokerage firms participate in a program offering electronic and telephonic voting options. If your bank or brokerage firm participates, the voting instruction form you receive will provide instructions to vote electronically at the following address on the World Wide
Web: www.proxyvote.com or by telephone.

Other Business

  As of the date hereof, management of EMC has no knowledge of any business other than that described in the Notice of Annual Meeting that will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of proxy or by an electronic or telephonic proxy shall have discretionary authority to vote all such proxies as they shall decide.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                      EACH OF THE NOMINEES LISTED BELOW.

  Pursuant to Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors of the Company (the "Board of Directors") is currently divided into three classes, having staggered terms of three years each. Under
Section 50A and the By-laws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any annual meeting of stockholders or special meeting in lieu thereof. The Board of Directors has fixed at eight the total number of directors and has fixed at three the number of Class III Directors to be elected at the 1999 Annual Meeting. Of the current total of eight directors, three Class III Directors have terms expiring at the 1999 Annual Meeting, two Class I Directors have terms expiring at the 2000 Annual Meeting and three Class II Directors have terms expiring at the 2001 Annual Meeting. The three directors whose terms expire at the 1999 Annual Meeting have been nominated by the Board of Directors for election at such meeting. All of the nominees for director are now Class III members of the Board of Directors. Each Class III Director elected at the 1999 Annual Meeting will serve until the 2002 Annual Meeting of Stockholders or special meeting in lieu thereof, and until that director's successor is elected and qualified.

Information With Respect to Nominees

  Set forth below is information with respect to each nominee for Class III Director to be elected at the Annual Meeting and for each Class I Director and Class II Director. All of the directors were previously elected by the stockholders.

       NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT
                 THE 2002 ANNUAL MEETING (CLASS III DIRECTORS)

Michael J. Cronin

  Mr. Cronin, age 60, has been a Director of the Company since May 1990. He has been Chief Executive Officer of Cognition Corporation, a CAD/CAM software supplier, from September 1987 to the present. Mr. Cronin is also Chairman of the Board of Directors of Cognition Corporation. He was Chief Executive Officer and President of Automatix, Inc., an industrial vision systems manufacturer, from June 1984 to September 1990. He is also a Director of Leeman Labs, Inc., a manufacturer of analytical instruments for the environmental and industrial markets. Mr. Cronin is Chairman of the Company's Executive Compensation and Stock Option Committee and a member of the Company's Audit Committee and Mergers and Acquisitions Committee.

Maureen E. Egan

  Mrs. Egan, age 61, has been a Director of the Company since March 1993. She was one of the Company's initial investors and its first employee. Mrs. Egan was employed in a number of administrative capacities from the Company's inception in 1979 until her retirement in 1985. Mrs. Egan is a founder and member of the Hopkinton Technology for Education Trust, a non-profit organization in Hopkinton, Massachusetts.

W. Paul Fitzgerald

  Mr. Fitzgerald, age 58, has been a Director of the Company since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, Mr. Fitzgerald was Treasurer of the Company. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald retired as an employee of the Company in October 1995. Mr. Fitzgerald is Chairman of the Company's Audit Committee and a member of the Company's Stock Repurchase and Bond Redemption Oversight Committee.

                   DIRECTORS SERVING A TERM EXPIRING AT THE
                    2000 ANNUAL MEETING (CLASS I DIRECTORS)

Richard J. Egan

  Mr. Egan, age 63, is a founder of the Company and has served as a Director of the Company since its inception in 1979. He was elected Chairman of the Board of Directors in January 1988. Prior to January 1988, he was also President of EMC. From 1979 to January 1992, he was Chief Executive Officer of the Company. He is a Director of Cognition Corporation, a CAD/CAM software supplier; Boston Edison Company, a public utility; Shiva Corporation, a provider of remote access hardware, software and services; and NetScout Systems, Inc., a computer networking company. Mr. Egan is a member of the Company's Executive Compensation and Stock Option Committee, Stock Repurchase and Bond Redemption Oversight Committee and Mergers and Acquisitions Committee.

John F. Cunningham

  Mr. Cunningham, age 56, has been a Director of the Company since November 1991. He was a consultant to the Company from January 1992 to December 1993. He has been Chairman of the Board of Directors and Chief Executive Officer of Cunningham & Company, a corporation involved in private investments and financial consulting, from February 1989 to the present. From July 1985 to January 1989, he was Chairman of the Board of Directors and Chief Executive Officer of Computer Consoles, Inc., a manufacturer of computers and telecommunications equipment. Prior to such time, Mr. Cunningham served in various capacities at Wang Laboratories, Inc., a manufacturer of computers, most recently as President and Chief Operating Officer and a Director. Mr. Cunningham is a Director or Trustee of certain funds of Federated Investors, Inc., a fund investment management organization. Mr. Cunningham is Chairman of the Company's Mergers and Acquisitions Committee and a member of the Company's Executive Compensation and Stock Option Committee and Stock Repurchase and Bond Redemption Oversight Committee.

                   DIRECTORS SERVING A TERM EXPIRING AT THE
                   2001 ANNUAL MEETING (CLASS II DIRECTORS)

John R. Egan

  Mr. Egan, age 41, has been a Director of the Company since May 1992. From October 1986 to January 1992, he served in a number of executive positions with the Company, including Executive Vice President, Operations and Executive Vice President, International Sales. From January 1992 to June 1996, he was Executive Vice President, Sales and Marketing of EMC. He was on a leave of absence as an executive officer of the Company from June 1996 to May 1997. From May 1997 to September 1998, he was Executive Vice President, Products and Offerings of the Company, at which time he resigned as an executive officer of the Company. From September 1998 to the present, Mr. Egan has been an employee of the Company, providing ongoing services to various organizations within the Company. Mr. Egan is a member of the Company's Mergers and Acquisitions Committee.

Joseph F. Oliveri

  Mr. Oliveri, age 50, has been a Director of the Company since March 1993. From March 1983 to the present, Mr. Oliveri has been President and Chief Executive Officer of Interface Electronics Corporation, a distributor of a diversified group of semiconductor, electronic component and subsystem component products. Mr. Oliveri is Chairman of the Company's Stock Repurchase and Bond Redemption Oversight Committee and a member of the Company's Audit Committee.

Michael C. Ruettgers

  Mr. Ruettgers, age 56, has been President of the Company since October 1989 and in January 1992, he also became Chief Executive Officer of EMC. In May 1992, he was elected a Director of the Company. Mr. Ruettgers was Executive Vice President, Operations of EMC from July 1988 to October 1989 and Chief Operating Officer from October 1989 to January 1992. Before joining EMC, he was Chief Operating Officer at Technical Financial Services, Incorporated, a high-technology consulting company, from February 1987 to October 1989. Mr. Ruettgers is also a Director of Commonwealth Energy System, a public utility; and EG&G Inc., a diversified technology company.

  During the fiscal year ended December 31, 1998, the Board of Directors held eleven meetings.

                                  PROPOSAL 2

        APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

  The Articles of Organization of the Company currently authorize the issuance of 750,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, $.01 par value, which may be issued in one or more series (the "Preferred Stock"). On January 20, 1999, the Board of Directors voted to propose and recommend approval of an amendment to the Company's Articles of Organization (the "Charter Amendment") to increase the number of authorized shares of Common Stock from 750,000,000 shares to 3,000,000,000 shares. The affirmative vote of the holders of a majority of the outstanding shares is required to approve the Charter Amendment.

Proposed Stock Split

  On February 24, 1999, the Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend), subject to obtaining stockholder approval of the Charter Amendment (the "Stock Split"). In connection with the Stock Split, each holder of shares of Common Stock as of the close of business on May 14, 1999, will be entitled to receive, on or about May 28, 1999, one additional share for each share held. In addition, the number of shares of Common Stock reserved for issuance (including shares subject to outstanding options) would increase by 100% (and the exercise price of outstanding options or the conversion price of the 3 1/4% Notes (as defined below) would correspondingly decrease by 50%. Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the Charter Amendment is approved by the Company's stockholders.

Current Use of Shares

  As of February 28, 1999, there were a total of          shares of Common
Stock outstanding or reserved for issuance (including shares subject to outstanding options), with no shares held by the Company in its treasury. This total number of shares includes shares of Common Stock reserved for issuance under the Company's 1985 Stock Option Plan, as amended (the "1985 Plan"), the Company's 1989 Employee Stock Purchase Plan, as amended (the "1989 Plan"), the Company's 1992 Stock Option Plan for Directors, as amended (the "1992 Directors Plan"), the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), certain other stock plans of the Company or its subsidiaries, and certain non-plan options. Such number of reserved shares also includes the shares of Common Stock issuable upon conversion of the Company's 3 1/4% Convertible Subordinated Notes due 2002 (the "3 1/4% Notes"). As of the date of this Proxy Statement, there are no shares of Preferred Stock issued or outstanding.

Description of Common Stock

  The Charter Amendment would increase the number of shares of the existing class of Common Stock available for issuance by the Company, but would have no effect upon the terms of the Common Stock or the rights of holders of such Common Stock. Holders of Common Stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares from the Company. There are no cumulative voting rights, with the result that holders of more than 50% of the shares of Common Stock are able to elect 100% of the class of the Company's directors to be elected at any annual meeting of stockholders or special meeting in lieu thereof. All outstanding shares of Common Stock are, and those issuable upon the exercise of options and the conversion of the 3 1/4% Notes will be, when issued and fully paid for, validly issued and fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive their pro rata portion of the net assets of the Company remaining after the payment of all debts and obligations and liquidation preferences, if any.

Purpose of Charter Amendment and Stock Split

  The Board of Directors believes that the Stock Split is in the Company's best interests in order to lower the per share market price of the Common Stock, increase trading activity and broaden the marketability of the Common Stock. Without the proposed increase in authorized shares pursuant to the Charter Amendment, the Company would not have enough authorized but unissued shares of Common Stock to effect the Stock Split. The proposed Charter Amendment is also necessary in order to ensure that there is a sufficient number of authorized shares of Common Stock available for future issuances, including for additional stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with such possible future actions and would allow shares of Common Stock to be issued without the expense and delay of a special stockholders meeting.

  As of the date of this Proxy Statement, except for the Stock Split, the Company has no agreements, commitments or plans with respect to the sale or issuance of additional shares of Common Stock, other than with respect to those shares of Common Stock reserved for issuance as noted above.

Effects of Charter Amendment

  If this proposal is adopted, the additional shares of authorized Common Stock (as well as all currently authorized but unissued shares of Common Stock) would be available for issuance without further action by the stockholders, subject, however, to the requirements of the New York Stock Exchange (the "NYSE") that stockholder approval be obtained for certain issuances of additional shares of Common Stock, including those in excess of 20% of the number of shares then outstanding. If additional shares of Common Stock are issued as a result of the proposed increase in the number of shares of authorized Common Stock, this may have a dilutive effect on the voting power of existing holders of Common Stock and on earnings per share. In addition, the proposed increase in the number of shares of authorized Common Stock could have the effect of making a change in control of the Company more difficult.

Tax and Other Effects of Stock Split

  The Company has been advised that the Stock Split should not result in any gain or loss or realization of taxable income to owners of Common Stock under existing United States federal income tax laws. The cost basis for tax purposes of each new share and each retained share of Common Stock would be equal to one-half of the cost basis for tax purposes of the corresponding share immediately preceding the Stock Split. In addition, the holding period for the additional shares issued pursuant to the Stock Split would be deemed to be the same as the holding period for the original shares of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders are urged to consult their own tax advisors.

  No change in total stockholders' equity will result from the Stock Split. The amount of capital represented by the outstanding shares of Common Stock will be increased by $.01 for each share issued to effect the Stock Split and the Company's additional paid-in capital will be reduced by the same amount. If stockholders dispose of their shares after the Stock Split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Stockholders may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares. The Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

                                  PROPOSAL 3

         APPROVAL OF AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

  On May 12, 1993, the Company's stockholders adopted and approved the 1993 Plan and 12,000,000 shares of Common Stock were reserved for issuance thereunder. On May 10, 1995, May 7, 1997 and May 6, 1998, the 1993 Plan was amended to include an additional 4,000,000, 12,000,000 and 3,500,000 shares, respectively, of Common Stock. Currently, the total number of shares of Common Stock that are authorized to be issued under the 1993 Plan is 31,500,000. As
of February 28, 1999,            shares remained available for future option
grants under this plan.

  On January 20, 1999, the Board of Directors approved an amendment to the 1993 Plan to increase the number of shares available under such plan by 8,500,000 shares. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this amendment to the 1993 Plan. The Company's forecast for the 1993 Plan indicates that there are currently sufficient shares for projected grants of options through approximately the end of 1999. Additional shares are needed for use in the 1993 Plan so that stock option grants can continue to be made to attract and retain key employees of the Company and its subsidiaries. If this amendment to the 1993 Plan is not approved by the stockholders, no grants of options will be made under the 1993 Plan once the currently available shares subject to options are granted. The proceeds received by the Company from the exercise of options under the 1993 Plan are used for the general corporate purposes of the Company.

Summary of the 1993 Plan

  If the January 20, 1999 amendment adding 8,500,000 shares is approved by the Company's stockholders, a total of 40,000,000 shares of Common Stock will be reserved for issuance to employees and officers of the Company and its subsidiaries under the 1993 Plan. Options granted pursuant to the 1993 Plan may, at the discretion of the Board of Directors or the Executive Compensation and Stock Option Committee (the "Compensation Committee"), be incentive stock options.

  The Board of Directors or the Compensation Committee approves all transactions under the 1993 Plan and determines the provisions of options to be granted under the 1993 Plan. The Compensation Committee was appointed by and serves at the pleasure of the Board of Directors and, subject to the 1993 Plan, each of the Board of Directors and the Compensation Committee has full authority to interpret the terms of the 1993 Plan and options granted under the 1993 Plan, to adopt, amend and rescind rules and guidelines for the administration of the 1993 Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the 1993 Plan; provided that any change to the terms of an option will be approved by the Board of Directors to the extent such change would be deemed to be a new option grant or such terms relate to a subsequent transaction that would not be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the absence of such approval.

  The Board of Directors or the Compensation Committee approves conclusively, consistent with the 1993 Plan, the individuals to receive options, the number and exercise price of the options, the time when the options become exercisable and whether such options will be incentive stock options.

  The Common Stock delivered to option holders upon the exercise of options may, in the discretion of the Board of Directors, be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury.

  Each of the Board of Directors and the Compensation Committee may, at its discretion, approve an option grant to an eligible person under the 1993 Plan. An eligible person to participate in the 1993 Plan is any employee of the Company or any of its subsidiaries. Members of the Board of Directors who are not employed as regular salaried officers or employees of the Company may not participate in the 1993 Plan. As of February 28, 1999, there were
approximately        employees eligible to participate in the 1993 Plan and
approximately         employees participating in the 1993 Plan. The number of
options which may be granted to any eligible person is also within the discretion of each of the Board of Directors and the Compensation Committee, subject to certain conditions concerning incentive stock options.

  Options granted under the 1993 Plan are exercisable at such time or times as the Board of Directors or the Compensation Committee shall determine. However, no incentive stock option may be exercisable after ten years from the date of its grant (five years in the case of a 10% or more stockholder).

  Under the 1993 Plan, options are generally non-transferable other than by will or by the laws of descent and distribution. Options may be exercised by a person other than the option holder only in the circumstances outlined below; provided that the Board of Directors or the Compensation Committee may allow for transferability of nonstatutory stock options (as defined below) to immediate family members of the option holder or to trusts, partnerships or other entities controlled by and of which the beneficiaries are immediate family members of the option holder.

  Under the 1993 Plan, all previously unexercised options terminate and are forfeited automatically upon the termination of the option holder's employment with the Company, unless the Compensation Committee or the Board of Directors specifies otherwise. However, if an option holder dies at a time when he or she is entitled to exercise an option, then the portion formerly exercisable by the option holder may be exercised by the option holder's executor or administrator, or by the person to whom the option is transferred under the applicable laws of descent or distribution, within three years of the death of the option holder, subject, in the case of incentive stock options, to the limitations stated above on their exercise. Shares of Common Stock which are not delivered because of termination of options may be reused for other options.

  With respect to options held by officers or certain other persons, the Board of Directors or the Compensation Committee may cancel, suspend or otherwise limit any unexpired option and rescind the exercise of an option if such option holder engages in certain detrimental activity.

  The exercise price of stock options granted under the 1993 Plan is determined by the Board of Directors or the Compensation Committee on the date of grant, subject to limitations contained in the 1993 Plan, including the limitation that the exercise price may not be less than par value. However, there are certain pricing restrictions for incentive stock options as set forth below.

  Payment for shares to be granted upon exercise of options must be made in full in cash or by bank draft, check or money order before the shares are delivered. A person electing to exercise an option must give written notice to the Company of the election, accompanied by any documents required by the Board of Directors or the Compensation Committee and the purchase price. The Board of Directors or the Compensation Committee may require the person to fulfill any conditions it stipulates that are not inconsistent with the terms of the 1993 Plan. When options are exercised by an individual subject to taxation in a foreign jurisdiction, the Company may require the option holder to remit to the Company applicable taxes prior to the delivery of any shares of Common Stock. If at or subsequent to the time an incentive stock option is exercised, the Compensation Committee determines that the Company could be liable for withholding applicable taxes upon a disposition of the underlying Common Stock, the Compensation Committee may require as a condition of exercise now or in the future that the option holder agree to notify the Company of any disposition of the underlying Common Stock and provide the Company with such security as the Compensation Committee deems adequate to meet the potential liability of the Company for withholding of taxes.

  The Board of Directors or the Compensation Committee may at any time discontinue granting options under the 1993 Plan. The Board of Directors may amend the 1993 Plan except that no such amendment may adversely affect the rights of any option holder without his or her consent and except that no such amendment will, without the approval of the stockholders of the Company, increase the number of shares of Common Stock available for grant under the 1993 Plan, change the group of employees eligible to receive options, reduce the exercise price of outstanding incentive stock options, reduce the price at which future incentive stock options may be granted, extend the time within which options may be granted, alter the 1993 Plan so that options intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), would not do so or change the amendment provisions of the 1993 Plan.

  No grant of incentive stock options can be made under the 1993 Plan after May 12, 2003, but options granted before that date may be exercised thereafter.

  In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the number and kind of shares of stock or securities of the Company to be subject to the 1993 Plan and the options then outstanding or to be granted thereunder, and the option price, will be appropriately adjusted by the Compensation Committee, whose determination will be binding on all persons. In the event of a dissolution, liquidation, consolidation or merger in which the Company is not the surviving corporation, all outstanding options will thereupon terminate, provided that at least twenty days prior to the effective date of any such event, the Company will either (i) make all outstanding options immediately exercisable or (ii) arrange to have the surviving corporation grant replacement options to the option holders.

  The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted, except as stated otherwise below. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an "employee" as defined in the applicable provisions of the Code and regulations issued thereunder. No incentive stock option will be granted to any person who on the date of the grant owns, directly or indirectly through application of the attribution rules of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries unless the option price on the date of the grant is at least 110% of the fair market value of the stock subject to the option and the period of the option does not exceed five years from the date of grant.

Federal Income Tax Consequences

  The 1993 Plan is not qualified under Section 401(a) of the Code. In general, neither the grant nor the exercise of an incentive stock option granted under the 1993 Plan will result in taxable income to the option holder or a deduction to the Company. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years after the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss.

  If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition of the stock. The amount of such ordinary income will generally be equal to the difference between the fair market value of the Common Stock on the date of exercise and the option price. In the case of a disqualifying disposition, which is a sale with respect to which loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. The Company will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

  Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

  Options granted under the 1993 Plan which are not incentive stock options are "nonstatutory options." No income results upon the grant of a nonstatutory option. When an option holder exercises a nonstatutory option he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Common Stock over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

  The foregoing summary is not a complete description of the U.S. Federal income tax aspects of the 1993 Plan. Moreover, the foregoing summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 1993 Plan, as well as foreign, state or local tax consequences.

                                  PROPOSAL 4
                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                       1989 EMPLOYEE STOCK PURCHASE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

  On May 10, 1989, the Company's stockholders adopted and approved the 1989 Plan and 1,800,000 shares of Common Stock were reserved for purchase thereunder. On May 8, 1991, May 12, 1993 and May 8, 1996, the 1989 Plan was amended to include an additional 3,600,000, 2,400,000 and 2,000,000 shares, respectively, of Common Stock. Currently, the total number of shares of Common Stock that are authorized to be purchased under the 1989 Plan is 9,800,000. As
of February 28, 1999,          shares remained available for future purchases
under this plan.

  On January 20, 1999, the Board of Directors approved an amendment to the 1989 Plan to increase the number of shares available under such plan by 2,200,000 shares. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this amendment to the 1989 Plan. The Company's current forecast of employee participation in the 1989 Plan indicates that there are currently sufficient shares for approximately the next twelve to eighteen months. Additional shares are needed for use in the 1989 Plan so that the 1989 Plan can continue to be used as a benefit plan to attract and retain employees of the Company and its subsidiaries. If this amendment to the 1989 Plan is not approved by the stockholders, the Board of Directors will suspend employee participation in the 1989 Plan once the currently available shares are purchased. The proceeds received by the Company from the sale of Common Stock under the 1989 Plan are used for the general corporate purposes of the Company.

Summary of the 1989 Plan

  If the January 20, 1999 amendment adding 2,200,000 shares is approved by the Company's stockholders, a total of 12,000,000 shares of Common Stock may be issued under the 1989 Plan. Such shares may, in the discretion of the Board of Directors, be issued from the Company's authorized but unissued Common Stock or from the Company's treasury. The 1989 Plan provides for the Company to grant six-month options to participating employees to purchase shares of Common Stock. Each employee of the Company or a subsidiary of the Company having at least six months of continuous service on the date of grant of an option is eligible to participate in the 1989 Plan, except for employees whose customary employment is 20 hours or less per week. In addition, any employee who immediately after the grant of an option would be deemed under the provisions of the Code to own 5% or more of the Common Stock will not be eligible to receive such an option. Furthermore, no employee will be granted an option under the 1989 Plan which would permit his or her right to purchase shares to accrue at a rate which exceeds $25,000 in fair market value of Common Stock (determined at the time the option is granted) for any calendar year. Members of the Board of Directors who are not employed as regular salaried officers or employees of the Company may not participate in the 1989
Plan. As of February 28, 1999, there were approximately       employees of the
Company and its subsidiaries eligible to participate in the 1989 Plan and
approximately       employees participating in the 1989 Plan.

  Options are granted twice yearly, on January 1 and July 1, and are exercisable on the succeeding June 30 or December 31. Options are exercisable through accumulations of payroll deductions. The amount of the deductions are determined by the employee, but may not be less than 2% nor more than 10% of the employee's compensation (up to a maximum of $2,500 in each option period, less any amount rolled over from the preceding option period representing an amount in lieu of a fractional share). The number of shares of Common Stock acquired in a particular option period is determined by dividing the balance in the employee's withholding account on the last day of the period by the purchase price per share for the Common Stock determined under the 1989 Plan. In lieu of a fractional share, any remaining balance in an employee's withholding account at the end of an option period is rolled over to the opening balance for the next option period. The purchase price for a share of Common Stock is the lower of 85% of the fair market value of the Common Stock on the date of grant or 85% of said value on the date of exercise.

  In the event the number of shares of Common Stock then available under the 1989 Plan is otherwise insufficient, the number of shares each employee is entitled to purchase shall be proportionately reduced and the balance in each employee's withholding account shall be returned to such employee.

  An employee may at any time prior to exercise cancel his or her option, and upon such cancellation, all accumulated payroll deductions in the employee's withholding account shall be returned to him or her without interest. During an employee's lifetime, his or her rights in an option are exercisable only by him or her and may not be sold, pledged, assigned or otherwise transferred. The employee or his or her legal representative may elect to have the amount credited to the employee's withholding account at the time of such employee's death applied to the exercise of his or her option for the benefit of named beneficiaries. Nothing in the 1989 Plan is to be construed so as to give an employee the right to be retained in the service of the Company.

  In the event there is a change in the Common Stock due to a stock dividend, stock split, combination of shares, recapitalization, merger or other capital change, the aggregate number of shares of Common Stock available under the 1989 Plan and under any outstanding options, the option price and other relevant provisions of the 1989 Plan will be appropriately adjusted. The Company will have the right to amend the 1989 Plan at any time, but cannot make an amendment (other than as stated above) relating to the aggregate number of shares available under the 1989 Plan or the option price without the approval of the Company's stockholders. The Company may suspend or terminate the 1989 Plan at any time, but such termination will not affect the rights of employees holding options at the time of termination.

  The Compensation Committee administers the 1989 Plan, makes determinations regarding all questions arising thereunder and adopts, administers and interprets such rules and regulations relating to the 1989 Plan as it deems necessary or advisable.

Federal Income Tax Consequences

  The 1989 Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. Under the Code, neither the grant of an option under the 1989 Plan nor the acquisition of shares upon exercise of such an option will result in taxable income to the employee or a deduction for the Company.

  The Federal income tax treatment of the employee's subsequent disposition of shares of Common Stock acquired under a 1989 Plan option ("Plan Shares") will vary depending upon the timing of the disposition. For these purposes, a "disposition" includes any transfer of shares other than certain transfers at death, certain tax-free exchanges or a mere pledge or hypothecation. If the employee disposes of Plan Shares within two years after the corresponding option was granted, or within one year after the Plan Shares were purchased, the employee will recognize ordinary income on the date of disposition and the Company will receive a corresponding deduction equal to the difference between the price that the employee paid for the Plan Shares and the fair market value of the Plan Shares on the date they were purchased. If, on the other hand, the employee disposes of Plan Shares after both of the periods specified above, or if the employee dies while owning the Plan Shares, then he or she will recognize ordinary income (on the date of disposition or death) only to the extent of the lesser of (i) the excess of the fair market value of the Plan Shares on the date the option was granted over the option price (computed as of the grant date); or (ii) the excess of the fair market value of the Plan Shares at the time of death or disposition over the purchase price. In this case, the Company will receive no corresponding deduction.

  The foregoing summary is not a complete description of the U.S. Federal income tax aspects of the 1989 Plan. Moreover, the foregoing summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 1989 Plan, as well as foreign, state or local tax consequences.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of February 28, 1999, regarding Common Stock owned (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each of the Company's directors and nominees for director, (iii) by each of the Named Executive Officers (as defined below), and (iv) by all current directors and executive officers as a group.

                                                       Number of
                                                         Shares    Percent of
                                                      Beneficially Outstanding
Name of Beneficial Owner                                Owned(1)     Shares
------------------------                              ------------ -----------
Richard J. Egan(2)...................................  [5,127,502]      [1]%
Maureen E. Egan*(3)..................................  [5,127,502]      [1]
Michael J. Cronin*(4)................................     [19,333]       **
John F. Cunningham...................................      [4,666]       **
Robert M. Dutkowsky(5)...............................     [87,407]       **
John R. Egan(6)......................................  [1,229,300]       **
W. Paul Fitzgerald*(7)...............................    [140,371]       **
Paul E. Noble, Jr.(8)................................    [110,132]       **
Joseph F. Oliveri(9).................................    [116,733]       **
Colin G. Patteson(10)................................    [270,850]       **
Michael C. Ruettgers(11).............................  [1,054,210]       **
FMR Corp.(12)........................................ [30,694,376]    [6.1]
All current directors and executive officers as a
 group (13 persons)(13)..............................  [8,264,401]    [1.6]

--------
 * Nominee for director
** Less than 1%
(1) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days from the date of this table.
(2) Includes [2] shares held by Mr. Egan's wife, Maureen E. Egan, and excludes [844,300] shares held by John R. Egan. Mr. Egan disclaims beneficial ownership of all of such shares.
(3) Includes [5,127,500] shares held by Mrs. Egan's husband, Richard J. Egan, and excludes [844,300] shares held by John R. Egan. Excludes [960,000] shares and options to purchase [1,040,000] shares (679,997 of which are currently exercisable or exercisable within 60 days from the date of this table) held in the Maureen E. Egan Special Trust II, of which Mrs. Egan is a beneficiary, but has no power to vote or direct the voting of and no power to dispose of or direct the disposition of such shares. Mrs. Egan disclaims beneficial ownership of all of such shares.
(4) Mr. Cronin is deemed to own [13,333] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.
(5) Mr. Dutkowsky is deemed to own all of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.
(6) Mr. Egan is deemed to own [385,000] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.

(7) Mr. Fitzgerald is deemed to own [75,333] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.
(8) Excludes [740] shares held by Mr. Noble's children, as to which he disclaims beneficial ownership.
(9) Mr. Oliveri is deemed to own [13,333] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.
(10) Mr. Patteson is deemed to own [163,232] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table. Excludes [7,590] shares held by Mr. Patteson's wife and child, as to which he disclaims beneficial ownership.
(11) Mr. Ruettgers is deemed to own [380,000] of these shares by virtue of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table. Excludes [6,200] shares owned by Mr. Ruettgers' children, as to which he disclaims beneficial ownership.
(12) Based solely on the Schedule 13G filed jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company dated February 1, 1999 indicating that (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 27,463,234 shares as a result of serving as investment adviser to various investment companies; (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 2,513,687 shares as a result of serving as investment manager to certain institutional accounts; (iii) Fidelity International Limited beneficially owns 689,254 shares as a result of serving as investment adviser to various non-U.S. investment companies and certain institutional investors; (iv) Mr. Johnson, individually or through his relationship with FMR Corp., has the sole power to vote or direct the voting of 1,922,657 of these shares and the sole power to dispose of or direct the disposition of 30,694,376 of these shares; and (v) FMR Corp., through its relationships with the foregoing persons or entities, has the sole power to vote or direct the voting of 2,524,012 of these shares and the sole power to dispose of or direct the disposition of 30,694,376 of these shares.
(13) Includes [1,164,022] shares beneficially owned by all current directors and executive officers as a group based upon stock options which are currently exercisable or exercisable within 60 days from the date of this table. Excludes shares as to which such individuals have disclaimed beneficial ownership.

  The address of all persons listed above, other than FMR Corp., is c/o EMC
   Corporation, 171 South Street, Hopkinton, Massachusetts 01748. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer, the four remaining most highly paid executive officers of the Company and a former executive officer of the Company (collectively, the "Named Executive Officers") for the three fiscal years ended December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                                               Annual                        Long Term
                                            Compensation                    Compensation
                             ---------------------------------------------- ------------
                                                                               Awards
                                                             Other Annual   ------------      All Other
Name and Principal Position  Year     Salary($) Bonus($)(1) Compensation($)  Options(#)    Compensation($)
---------------------------  ----     --------- ----------- --------------- ------------   ---------------
Michael C. Ruettgers.....    1998      673,462   1,089,100       53,371(2)     250,000           2,720(3)
 President, Chief
  Executive                  1997      594,616     966,800       51,844(2)     500,000           2,000(4)
 Officer and Director        1996      397,808     661,479          --         500,000           2,000(4)
Robert M. Dutkowsky......    1998      519,226     710,176          --         122,222         315,271(5)
 Executive Vice
  President,                 1997(6)   117,308     314,256          --         400,000           --
 Markets and Channels        1996          --          --           --             --            --
Richard J. Egan .........    1998          --      544,550      325,000(7)         --          182,989(8)
 Chairman of the Board of    1997          --      433,334      483,333(7)         --          234,239(8)
 Directors                   1996      105,500     236,400      100,000(7)   2,000,000(9)      291,840(8)
Colin G. Patteson .......    1998      303,076     191,400          --             --            2,771(10)
 Senior Vice President,      1997      214,039     135,806          --         400,000           2,000(4)
 Chief Administrative        1996      199,039     201,370          --             --            2,000(4)
 Officer and Treasurer
Paul E. Noble, Jr........    1998      260,768     223,296          --         100,000           2,000(4)
 Executive Vice
  President,                 1997      175,000     215,095          --             --            2,000(4)
 Products and Offerings      1996      174,522     182,042          --          50,000           2,000(4)
John R. Egan.............    1998(11)  515,929     107,900          --             --            2,000(4)
 Executive Vice
  President,                 1997(12)  264,000     295,125          --         500,000           2,000(4)
 Products and Offerings      1996      171,538     173,652          --             --            1,500(4)
 and Director(11)

--------
(1) Includes performance bonuses and commissions accrued in year of service whether paid during year of service or in succeeding year.
(2) Includes the amount of $26,126 for 1998 and $24,228 for 1997 for personal use of Company-owned transportation. Also includes the amount of $17,837 for 1997 for tax planning advice.
(3) Includes the amount of $2,000 and $720 paid to Mr. Ruettgers' accounts in the EMC 401(k) Plan and the EMC Supplemental Employee Retirement Program ("SERP"), respectively.
(4) The amount noted was paid to such executive officer's account in the EMC 401(k) Plan.
(5) Includes the amount of $312,500 to compensate Mr. Dutkowsky for certain amounts he forfeited in connection with leaving his position at his prior employer, and $2,000 and $771 paid to Mr. Dutkowsky's accounts in the EMC 401(k) Plan and the EMC SERP, respectively.

(6) Mr. Dutkowsky joined the Company on September 26, 1997.
(7) Represents consulting payments made to Mr. Egan, following his resignation as an employee of the Company effective June 30, 1996.
(8) Includes the amount of $1,000 for 1996 paid to Mr. Egan's account in the EMC 401(k) Plan. Also includes $182,989, $234,239 and $290,840, for 1998,
    1997 and 1996, respectively, reflecting the present value of the economic benefit to Mr. Egan of the non-term portion of the premium advanced, on a non-interest bearing basis, by the Company during 1998, 1997 and 1996 ($725,757, $789,601 and $794,496, respectively) with respect to a split-dollar insurance agreement described below, based on the earliest possible date on which the Company may terminate the split dollar agreement and receive back all funds advanced, which is August 16, 2002. The Company did not pay any portion of the term life insurance portion of the premium in 1998, 1997 or 1996. In January 1993, the Company entered into a "split dollar" life insurance agreement with the Egan Family Irrevocable Insurance Trust, for the benefit of the Richard J. Egan family. Richard J. Egan is Chairman of the Board of Directors, Maureen E. Egan is a Director and John R. Egan is a Director of the Company. Under the agreement, premiums equivalent, in general terms, to the aggregate annual increase in the cash value of the policies will be advanced by the Company to the Egan Family Irrevocable Insurance Trust and will be required to be repaid to the Company (without interest) upon death or at such time as the aggregate cash value of the fully funded policies equals the Company's total premium advances. All Company advances will be collateralized by the aggregate cash value of the policies.
(9) Mr. Egan transferred all of such options to a trust for the benefit of "immediate family members" as defined in and pursuant to the terms and conditions of such grants.
(10) Includes the amount of $2,000 and $771 paid to Mr. Patteson's accounts in the EMC 401(k) Plan and the EMC SERP, respectively.
(11) Mr. Egan resigned as Executive Vice President, Products and Offerings on September 18, 1998.
(12) Mr. Egan was on leave of absence from the Company effective June 12, 1996 to May 5, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on option grants in the fiscal year ended December 31, 1998 to the Named Executive Officers.

                          Individual Grants
                          ------------------
                                   Percent                                         Potential Realized
                          Number   of Total                                         Value at Assumed
                            of     Options              Market                       Annual Rates of
                          Options Granted to           Price per                       Stock Price
                          Granted Employees  Exercise  Share on               Appreciation for Option Term
                            in    in Fiscal    Price    Date of  Expiration ---------------------------------
          Name             1998     Year(1)  per Share   Grant      Date        0%         5%         10%
          ----            ------- ---------- --------- --------- ---------- ---------- ---------- -----------
Michael C. Ruettgers
 (2)....................  125,000    2.55%    $25.94    $51.88     7/22/08  $3,242,500 $7,320,882 $13,577,920
                          125,000    2.55      51.88     51.88     7/22/08         --   4,078,382  10,335,420
Robert M. Dutkowsky
 (3)....................   22,222    0.45        .01     42.19     6/03/08     937,324  1,526,941   2,431,531
                          100,000    2.00      61.50     61.50    10/21/08         --   3,867,702   9,801,516
Richard J. Egan.........      --      --         --        --          --          --         --          --
Colin G. Patteson.......      --      --         --        --          --          --         --          --
Paul E. Noble, Jr. (4)..  100,000    2.00      51.88     51.88     7/22/08         --   3,262,705   8,268,336
John R. Egan............      --      --         --        --          --          --         --          --

--------
(1) The Company granted options representing an aggregate of 4,898,358 shares of Common Stock to 2,339 employees of EMC and its subsidiaries in fiscal 1998 under the 1985 Plan and the 1993 Plan.
(2) Mr. Ruettgers' options become exercisable in increments of 20% over a five-year period. The terms of such option grants are ten years from the date of the grants, which was July 22, 1998. Such options are transferable to "immediate family members," as defined in the grants.
(3) The options granted to Mr. Dutkowsky on June 3, 1998 become exercisable in increments of 33 1/3% over an eighteen-month period. The options granted to Mr. Dutkowsky on October 21, 1998 become exercisable in increments of 20% over a five-year period. The terms of such option grants are ten years from the date of the grants.
(4) Mr. Noble's options become exercisable in increments of 20% over a five-year period. The term of such option grant is ten years from the date of the grant, which was July 22, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in 1998 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998.

                                                         Number of
                                                        Unexercised          Value of Unexercised
                          Number of                     Options at           In-the-Money Options
                           Shares                     Fiscal Year End         at Fiscal Year End
                         Acquired on    Value    ------------------------- -------------------------
          Name            Exercise    Realized   Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Michael C. Ruettgers....   300,000   $18,050,800   380,000      950,000    $30,265,060  $62,295,298
Robert M. Dutkowsky.....       --            --     87,407      434,815      5,224,521   21,989,127
Richard J. Egan.........       --            --        --           --             --           --
Colin G. Patteson.......    20,384       664,682    83,232      332,000      5,589,168   22,288,001
Paul E. Noble, Jr.......   222,600    10,198,615       --       130,000            --     5,585,000
John R. Egan............   325,000    18,373,363   385,000      400,000     30,686,493   26,659,360

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate other filings with the Securities and Exchange Commission (the "SEC"), including this Proxy Statement, in whole or in part, the following report and the Stock Price Performance Graph on page 23 shall not be incorporated by reference into any such filings.

                     REPORT OF THE EXECUTIVE COMPENSATION
             AND STOCK OPTION COMMITTEE AND THE BOARD OF DIRECTORS

  EMC's compensation philosophy is to tightly link executive pay to corporate performance and returns to stockholders. A significant portion of executive compensation is tied to the Company's success in meeting one or more specified performance goals and to appreciation in the Company's market valuation. Thus, a significant portion of an executive's compensation is at risk. The goals of the compensation program are to attract and retain exceptional executive talent, to motivate these executives to achieve the Company's business goals, to link executive and stockholder interests through equity-based plans and to recognize individual contributions as well as overall business results.

  Each year, the Compensation Committee conducts a full review of the Company's executive compensation program. As occurred for 1998, this review often includes a comprehensive report from an independent executive compensation consultant comparing the Company's executive compensation to a peer group of public high technology companies. The Compensation Committee reviews the selection of peer companies used for compensation analysis annually. The companies in the peer group used for compensation analysis are generally not the same as those in the peer group index in the Performance Graph included in this Proxy Statement.

  The peer group in the Performance Graph is comprised of companies in the computer storage field. The Compensation Committee is of the opinion that EMC generally does not compete with such companies for executive talent and therefore uses other high technology companies for compensation analysis. The companies used for compensation analysis are generally other leading high technology companies which are comparable to the Company in terms of revenues, workforce size or growth rate. The selected peer group for compensation analysis may vary from year to year based upon market conditions and changes in the Company's business. The annual compensation review provides an ongoing comparison of the Company's executive compensation with the compensation programs of similar companies.

  The key elements of the Company's executive compensation are generally base salary, bonus and stock options. The Compensation Committee's policies with respect to each of the elements are discussed below. While the elements of compensation are considered separately, the Compensation Committee also takes into account the complete compensation package provided by the Company to the individual executive.

Base Salaries

  Base salaries for executive officers are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for pertinent executive talent, including a comparison to base salaries for comparable positions at other companies. Base salaries are also determined by evaluating the financial performance and, where appropriate, certain non-financial performance measures, of the Company, and the performance of each executive officer.

  The base salaries of the Company's executive officers are generally low in comparison to base salaries for comparable positions at other companies. This is due to the fact that the Company's executive compensation program is weighted heavily towards bonuses and other incentives, more tightly coupling executive interests with those of the stockholders of EMC.

  With respect to the base salary granted to Mr. Ruettgers in 1998, the Compensation Committee took into account base salaries of chief executive officers of peer companies, the Company's success in meeting its return on equity goals in 1997, the performance of the Common Stock and the assessment by the Compensation Committee of Mr. Ruettgers' individual performance. The Compensation Committee also took into account the longevity of Mr. Ruettgers' service to the Company and its belief that Mr. Ruettgers is an excellent representative of the Company to the public by virtue of his stature in the industry.

Executive Bonuses

  The Company's executive officers are eligible for an annual cash bonus. Individual and corporate performance objectives, both quarterly and annual, are established at the beginning of each year by the Compensation Committee. Eligible executives are assigned target bonus levels. The bonus with respect to corporate performance for 1998 was based on a fractional percentage of the Company's pre-tax profits. As in the case of base salary, the Compensation Committee also considers individual non-financial performance measures and, where appropriate, business unit performance measures, in determining bonuses.

  Mr. Ruettgers' bonus for 1998 was largely based on the Company's performance in 1998. In 1998, the Company met or exceeded its primary performance goals. In awarding the bonus to Mr. Ruettgers, the Compensation Committee also considered on a subjective basis the performance of the Common Stock and the role of Mr. Ruettgers in promoting the long-term strategic growth of the Company.

Stock Options

  The purpose of the Company's stock option plans is to provide an additional incentive to certain employees of the Company to work to maximize stockholder value. Generally, stock options vest in equal increments over five years. This approach is designed to act as a retention device for key employees and to encourage employees to take into account the long-term interests of the Company.

  Stock options may be granted to the Company's executive officers under the 1985 Plan and the 1993 Plan. The guidelines used in 1998 by the Board of Directors in making the stock option grants to Mr. Ruettgers and all other executive officers of the Company took into account the duties and responsibilities of the individual, individual performance, years of service to the Company, the number of outstanding options and the size of prior option awards. In the event of poor corporate performance, the Board of Directors may elect not to award options.

  In 1998, Mr. Ruettgers received options to purchase 125,000 shares of Common Stock at an exercise price equal to fair market value on the date of grant and 125,000 shares of Common Stock at an exercise price equal to 50% of fair market value on the date of grant.

Policy on Deductibility of Compensation

  Section 162(m) of the Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists solely of "outside directors" (as defined for purposes of Section 162(m)).

  While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize the Company's tax deduction if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its stockholders. However, from time to time the Compensation Committee may award compensation which is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its stockholders.

Conclusion

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to corporate and individual performance and stock price appreciation. In 1998, as in previous years, the majority of the Company's executive compensation consisted of compensation with performance-based elements. The Compensation Committee and the Board of Directors intend to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

                                          EXECUTIVE COMPENSATION AND
                                          STOCK OPTION COMMITTEE

                                          Michael J. Cronin, Chairman
                                          John F. Cunningham
                                          Richard J. Egan

                                          As to the portion of the above
                                          report relating to stock options,
                                          BOARD OF DIRECTORS

                                          Richard J. Egan, Chairman
                                          Michael J. Cronin
                                          John F. Cunningham
                                          John R. Egan
                                          Maureen E. Egan
                                          W. Paul Fitzgerald
                                          Joseph F. Oliveri
                                          Michael C. Ruettgers

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee members are Michael J. Cronin, Chairman, John F. Cunningham and Richard J. Egan. Richard J. Egan, Chairman of the Board of Directors, is also a member of the Board of Directors of Cognition Corporation, of which Michael J. Cronin is Chief Executive Officer and Chairman of the Board of Directors. In addition to Messrs. Cronin and Cunningham, Richard J. Egan and Michael C. Ruettgers, who are executive officers and Directors of the Company, John R. Egan, who was an executive officer during the 1998 fiscal year and is currently a Director of the Company, and W. Paul Fitzgerald, who is a former executive officer and current Director of the Company, participated in deliberations of the Board of Directors concerning the stock option portion of executive compensation during the 1998 fiscal year.

                             [GRAPH APPEARS HERE]



                                             Fiscal Year
                      ---------------------------------------------------------
                        1993      1994      1995      1996      1997      1998
                      --------  --------  --------  --------  --------  --------
EMC..................   100      133.33     93.19    200.76    332.57    1030.30
Computer Storage
 Devices.............   100      115.34    128.20    245.12    257.88     506.02
S&P 500..............   100      101.32    139.37    171.35    228.50     293.79


                             CERTAIN TRANSACTIONS

  Periodically during 1998, the Company rented the private aircraft of Richard
J. Egan for use for EMC business trips and sales activities, for which payments aggregated approximately $120,000. Mr. Egan is Chairman of the Board of Directors.

  In 1998, the Company retained the Thomas A. Fitzgerald Company to provide various forms of corporate insurance and paid premiums of approximately $1,600,000. Thomas A. Fitzgerald is the brother of W. Paul Fitzgerald and Maureen E. Egan, Directors of the Company, the brother-in-law of Richard J. Egan, Chairman of the Board of Directors and the uncle of John R. Egan, a Director of the Company.

  In 1998, the Company purchased approximately $94,000 of electronic components from Interface Electronics Corporation. Joseph F. Oliveri, a Director of the Company, is a Director, stockholder and President and Chief Executive Officer of Interface Electronics Corporation.

  The Company believes that the terms of the arrangements described above were fair and not less favorable to the Company than could have been obtained from unaffiliated parties.

Committees of the Board

  The Audit Committee, the Executive Compensation and Stock Option Committee, the Mergers and Acquisitions Committee and the Stock Repurchase and Bond Redemption Oversight Committee are the standing committees of the Board of Directors. The Board of Directors does not have a Nominating Committee.

                                                           Stock Repurchase
              Executive Compensation     Mergers and           and Bond
   Audit         and Stock Option       Acquisitions     Redemption Oversight
------------  ---------------------- ------------------- --------------------
W. Paul
 Fitzgerald*  Michael J. Cronin*     John F. Cunningham* Joseph F. Oliveri*
Michael J.
 Cronin       John F. Cunningham     Michael J. Cronin   John F. Cunningham
Joseph F.
 Oliveri      Richard J. Egan        John R. Egan        Richard J. Egan
                                     Richard J. Egan     W. Paul Fitzgerald

--------
* Chairman

  The Audit Committee, which held two meetings in 1998, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the committee deems appropriate.

  The Executive Compensation and Stock Option Committee, which held seven meetings in 1998, reviews salary policies and compensation of executive officers, officers and other members of management and approves compensation plans. Although the full Board of Directors currently approves all transactions under the Company's stock option plans, this committee makes recommendations to the Board of Directors for option grants and has the authority to administer and interpret the provisions of these option plans as well as the Company's employee stock purchase plan.

  The Mergers and Acquisitions Committee, which held two meetings in 1998, reviews with management potential acquisitions.

  The Stock Repurchase and Bond Redemption Oversight Committee held no formal meetings in 1998. This committee oversees and reviews with management the redemption of any of the Company's bonds or convertible notes which may be outstanding from time to time, and any common stock repurchase program of the Company which may exist from time to time.

  The Company compensates each director who is not an employee of the Company $12,500 per annum, $2,000 for each regularly scheduled director's meeting attended, and for each committee on which they serve, $1,500 per annum (or $2,000 per annum if they serve as Chairman).

  Under the 1992 Directors Plan, each Eligible Director (as defined below) is awarded an option to purchase up to 40,000 shares of Common Stock on the date he or she first becomes an Eligible Director, subject to the conditions of the 1992 Directors Plan (a "formula option"). An "Eligible Director" is any director who (1) is not an employee of the Company; or (2) is not a five percent stockholder of the Company or a person in control of such stockholder. The exercise price for each option granted under the 1992 Directors Plan will be the price per share determined by the Compensation Committee or the Board of Directors at the time the option is granted, which price shall not be less than 50% of the fair market value per share of Common Stock on the date of grant. Formula options become exercisable for one-third of the shares covered thereby on each of the first through third anniversaries of the date of grant. The 1992 Directors Plan also provides for the granting of discretionary, non-formula based options to Eligible Directors. Such non-formula based options may be on terms determined by the Compensation Committee or the Board of Directors not inconsistent with the 1992 Directors Plan.

  On April 22, 1998, pursuant to the 1992 Directors Plan, the Board of Directors granted options to purchase 40,000 shares of Common Stock to each of Messrs. Cronin, Fitzgerald and Oliveri, Directors of the Company, at an exercise price of $21.125, equal to 50% of the fair market value of the Common Stock on the date of grant.

                               ----------------

  Richard J. Egan, Chairman of the Board of Directors, is the husband of Maureen E. Egan, a Director of the Company. He is also the brother-in-law of
W. Paul Fitzgerald, a Director of the Company. W. Paul Fitzgerald is the brother of Maureen E. Egan. John R. Egan, a Director of the Company, is the son of Richard J. and Maureen E. Egan. Paul E. Noble, Jr., Executive Vice President, Products and Offerings of the Company, is the nephew of Richard J. and Maureen E. Egan and of W. Paul Fitzgerald.

                           ADVANCE NOTICE PROCEDURES

  Under the Company's By-laws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a stockholder entitled to vote at the annual meeting of stockholders who has delivered notice to the principal executive offices of the Company (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

  The By-laws also provide that no business may be brought before an annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year's annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

  These requirements are separate and apart from and in addition to the requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Exchange Act. A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Clerk of the Company at 35 Parkwood Drive, Hopkinton, Massachusetts 01748-9103.

                             STOCKHOLDER PROPOSALS

  To be eligible for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be received at EMC's principal executive offices no later than November 20, 1999.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed PricewaterhouseCoopers LLP, who has served as the Company's auditors since 1984, to examine the financial statements of the Company for the 1999 fiscal year. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1998, all filing requirements were complied with in a timely fashion.

                       [Map and Directions Appear Here]